[Hunton & Williams Letterhead]

                                                  Direct Dial:  (804) 788-8200

                                April 27, 1999




Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                      Registration Statement on Form S-3
                         481,251 Shares of Common Stock

Gentlemen:

      We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 481,251 shares of Common Stock, $1.00 par value, of the Company (the "Shares") and 481,251 rights to purchase shares of Series C Junior Participating Redeemable Preferred Stock, no par value (the "Rights"). The Shares and Rights are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on April 27, 1999. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

      We are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

      2. The Shares have been duly authorized and legally issued and are fully paid and nonassessable.

      We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                              Very truly yours,

                              /s/ Hunton & Williams

08357/00337/07667